UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 23, 2024

Bluejay Diagnostics, Inc.

(Exact Name of Registrant as Specified in its Charter)

delaware	001-41031	47-3552922
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

360 Massachusetts Avenue, Suite 203

Acton, MA 01720

(Address of principal executive offices and zip code)

(844) 327-7078

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BJDX	The Nasdaq Capital Market

Item 3.01. Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 4, 2024, on February 28, 2024, Bluejay Diagnostics, Inc. (the “Company”) received a notification letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) that because the closing bid price for the Company’s common stock, par value $0.0001 (the “Common Stock”), had been below $1.00 per share for 30 consecutive business days, the Company was not in with the minimum bid price requirement pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”).

On August 28, 2024, Nasdaq’s Listing Qualifications Staff notified the Company that it has extended the time period for the Company to regain compliance with the Minimum Bid Requirement until February 24, 2025. To regain compliance, the closing bid price of the Common Stock must be at least $1.00 or higher for a minimum of ten consecutive business days.

The Company intends to continue to actively monitor the closing bid price of the Common Stock and will evaluate available options to regain compliance with the Minimum Bid Requirement. Specifically, the Company has confirmed to Nasdaq that, if necessary, it will implement a reverse stock split of its outstanding common stock (if approved by the Company’s stockholders) to attempt to regain compliance. If the Company does not regain compliance within the additional compliance period, Nasdaq will provide notice that the Common Stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel. There can be no assurance that the Company will regain compliance with the Minimum Bid Requirement during the 180-day additional compliance period or maintain compliance with the other Nasdaq listing requirements.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed, at a special meeting held on August 21, 2024 (the “Special Meeting”), the stockholders of the Company approved and adopted an amendment to the Company’s amended and restated certificate of incorporation, as amended, to increase the number of authorized shares of the Company’s Common Stock from 50,000,000 to 250,000,000 (the “Charter Amendment”). Thereafter, on August 23, 2024, the Company filed the Charter Amendment with the Secretary of State of the State of Delaware. The Charter Amendment became effective immediately upon filing.

This above description is a summary of the Charter Amendment and is qualified in its entirety by reference to the full text of the Charter Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01 Other Events.

At the Special Meeting, the Company’s stockholders approved the terms of the Class C warrants and Class D warrants issued by the Company in a public offering that was consummated on June 28, 2024.

As a result of the approval of the Class D warrants, together with the Common Stock’s average volume weighted average price being below the $0.326 “floor price” contained in such Class D warrants for the 5-day trading period preceding the Special Meeting, unexercised and outstanding Class D warrants each became exercisable for four shares of the Company’s common stock at a purchase price of $0.0001 per share, and in the aggregate, Class D warrants were exercisable as of such time for approximately 21.5 million shares of Common Stock. Between the time of the Special Meeting and the close of business on August 27, 2024, approximately 6.6 million shares of Common Stock were issued upon the exercise of Class D warrants, and a further 14.9 million shares of Common Stock were issuable upon the future exercise of Class D warrants (or pending exercises in process by the Company’s transfer agent).

In addition, as a result of the Common Stock’s daily volume weighted average price during the 5-day trading period between August 22, 2024 and August 28, 2024 being below the $0.326 “floor price” contained in the Class C warrants, the exercise price of such warrants has been reset to $0.326 per share, and the number of shares of Common Stock issuable pursuant to such Class C warrants has been correspondingly increased in proportion to the reduction in exercise price from the prior exercise price of $1.96 per share. As of the close of business on August 28, 2024, none of the Class C warrants had been exercised.

As of the close of business on August 27, 2024, the Company had an aggregate of 12,853,753 shares of Common Stock issued and outstanding.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Bluejay Diagnostics, Inc., filed with the Delaware Secretary of State on August 23, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bluejay Diagnostics Inc.

By:	/s/ Neil Dey
Neil Dey
President and Chief Executive Officer

Dated: August 28, 2024

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